Exhibit 1



                      AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND BETWEEN

                               ILLINI CORPORATION

                                       AND

                        FARMERS STATE BANK OF CAMP POINT



                            Dated as of March 2, 1999







                                   Exhibit 1-1

                      AGREEMENT AND PLAN OF REORGANIZATION

         This Agreement and Plan of Reorganization (this "Agreement") is made and entered into as of the 2nd day of March, 1999, by and between ILLINI CORPORATION, an Illinois corporation ("ILLINI") and FARMERS STATE BANK OF CAMP POINT, an Illinois banking corporation ("FARMERS").

         WHEREAS, the Boards of Directors of ILLINI and FARMERS deem it advisable and in the best interests of the parties hereto and their respective stockholders, to consummate the Merger (as defined in Section 1.1), upon the terms and subject to the conditions of this Agreement; and

         WHEREAS, ILLINI and FARMERS desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 The Merger. Subject to the terms and conditions of this Agreement and of the other agreements referred to in this Article I, in accordance with the Illinois Banking Act (the "IBA") and a Merger Agreement to be entered into by and between FARMERS INTERIM BANK, an Illinois banking corporation that will be formed by ILLINI and will be a subsidiary of ILLINI ("INTERIM BANK") and FARMERS (the "Merger Agreement"), substantially in the form of Exhibit A attached hereto, at the Effective Time (as defined in the Merger Agreement), FARMERS shall be merged with and into INTERIM BANK (the "Merger"). INTERIM BANK shall be the resulting bank ("RESULTING BANK") in the Merger and shall be considered the same business and corporate entity as each merging bank and shall have the other properties, liabilities and attributes as provided by the IBA. As set forth more fully in the Merger Agreement (which provisions shall control in the event of any conflict with the terms of this Agreement), pursuant to the
Merger:

                  (a) the Charter of INTERIM BANK as in effect as of the Effective Time, shall be the charter of the RESULTING BANK, except that it shall be deemed to be amended so that, at the Effective Time, the name of the RESULTING BANK shall be "Farmers State Bank of Camp Point" and the amount of capital and the number of shares of capital stock shall be as provided in Section D of the Recitals to the Merger Agreement;

                  (b) the Bylaws of INTERIM BANK as in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the RESULTING BANK;

                  (c) the directors of FARMERS immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the RESULTING BANK and except that there shall

                                   Exhibit 1-2
be two (2) additional persons designated by ILLINI to serve on the Board of Directors of the RESULTING BANK;

                  (d) the officers of FARMERS immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the RESULTING BANK;

                  (e) at the Effective Time, all shares of common stock of the RESULTING BANK shall be owned by ILLINI;

                  (f) each share of common stock, par value $100.00 per share, of FARMERS other than shares held by Ernest H. Huls ("Non-Huls Share") issued and outstanding immediately prior to the Effective Time shall be converted, without any action by the holder thereof, into the right to receive $2,190.00 cash for each Non-Huls Share ($1,484,820.00 in the aggregate) and each share of common stock, par value $100.00 per share, of FARMERS held by Ernest H. Huls ("Huls Share") issued and outstanding immediately prior to the Effective Time shall be converted, without any action by the holder thereof, into a combination of 71.622 shares of ILLINI Common Stock par value $10.00 per share (123,333 shares in the aggregate) and $1,028.71 cash ($1,771,440.00 in the aggregate); provided, however, in the event that, after giving effect to any anti-dilution adjustment contemplated by Section 1.4 hereof, it would be impracticable (by reason of court order or otherwise) for ILLINI to issue in exchange for the Huls Shares the aggregate number of shares of ILLINI Common Stock contemplated hereby, then each Huls Share issued and outstanding immediately prior to the Effective Time shall be converted, without any action by the holder thereof, into the right to receive $3,208.35 cash ($5,524,778.00 in the aggregate) and no shares of ILLINI Common Stock shall be issued in exchange therefore. The determination concerning whether it shall have become impracticable for ILLINI to issue the ILLINI Common Stock contemplated hereby shall be made by the resolution of the Board of Directors of ILLINI in its sole discretion. In the event that ILLINI'S Board of Directors takes the action described in the preceding sentence, ILLINI will within five (5) business days of the date on which such action is taken, notify FARMERS in writing that such action has been taken and FARMERS shall thereupon be permitted to terminate this Agreement by providing written notice thereof to ILLINI within five (5) business days after receipt of the notification from ILLINI. In the event FARMERS shall not have provided such notice within said time period, it shall be deemed to have waived such termination right.

         1.2 Exchange Agent. Prior to the Closing, ILLINI may designate an exchange agent to deliver to the stockholders of FARMERS the cash and ILLINI Common Stock which they are entitled to receive pursuant to the Merger.

         1.3 The Closing. The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place at the offices of FARMERS, 206 East Wood Street, Camp Point, Illinois, on a date and time mutually agreeable to the parties hereto (hereinafter referred to sometimes as the "Closing Date").

         1.4 Changes in ILLINI Common Stock. FARMERS and ILLINI each acknowledge that litigation is pending concerning whether obligations have arisen pursuant to that certain Rights

                                   Exhibit 1-3

Agreement by and between ILLINI Corporation and Illinois Stock Transfer Company dated as of June 20, 1997 (the "Rights Agreement") which could affect the number of shares of ILLINI Common Stock issued and outstanding. Subject to the proviso contained in Section 1.1(f), if by virtue of the Rights Agreement or otherwise, between the date of this Agreement and the Effective Time, the number of shares of ILLINI Common Stock issued and outstanding shall be changed into a different number of shares by reason of any issuance, reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within said period, the number of shares of ILLINI Common Stock to be issued pursuant hereto shall be adjusted accordingly.

                                   ARTICLE II
                          STATEMENTS OF ESSENTIAL FACTS
                               CONCERNING FARMERS

         This Agreement is entered into by ILLINI upon the understanding, and FARMERS represents and warrants, that the following statements of essential facts ("FARMERS Statements of Essential Facts") are true and correct on the date of this Agreement.

         2.1 Organization and Existence of FARMERS. FARMERS is a state bank duly chartered and organized, validly existing and currently authorized to transact the business of banking under the laws of the State of Illinois and is duly authorized and has full power to own its properties and carry on its business as now being conducted. FARMERS does not own or control any voting stock or equity securities of any other entity.

         2.2 Organizational Documents; Minutes and Stock Records. FARMERS has furnished ILLINI with copies of its Charter and bylaws, in each case as amended to the date hereof, and with such other documents relating to the authority of FARMERS to conduct its business as ILLINI has requested. All such documents are complete and correct copies of the original documents. The stock register and minute book of FARMERS are complete and correct in all material respects and accurately reflect all meetings, consents and other actions of the organizers, incorporators, shareholders, Board of Directors and committees of the Board of Directors of FARMERS and all transactions in the capital stock of FARMERS occurring since its initial organization.

         2.3 Authorization of Transactions. The execution, delivery and performance of this Agreement have been, and the execution, delivery and performance of the Merger Agreement will be, prior to the Closing Date, duly authorized by the Board of Directors of FARMERS in accordance with governing Illinois law. This Agreement constitutes, and the Merger Agreement will constitute, the legal, valid, and binding obligations of FARMERS, enforceable against FARMERS in accordance with their respective terms. Subject to such approval by the stockholders of FARMERS as contemplated by Section 5.1(d) hereof and as may be required by the laws of the State of Illinois. FARMERS has the corporate power to execute, deliver and perform this Agreement and the Merger Agreement and to consummate the transactions herein and therein contemplated, and such execution, delivery and performance do not and will not violate any provisions of the Charter or bylaws of FARMERS, or any agreement to or by which FARMERS is

                                   Exhibit 1-4
a party or is otherwise bound. Except for the regulatory approvals referred to in Section 5.1(c) hereof and the approval of stockholders referred to in Section 5.1(d) hereof, no consent of any regulatory authority or other person is required to be obtained by FARMERS in order to permit consummation of the Merger.

         2.4 Capitalization. The authorized capital stock of FARMERS consists solely of 2,400 shares of common stock, $100.00 par value per share, all of which shares are issued and outstanding ("FARMERS Shares"). No FARMERS Shares are held in treasury. The FARMERS Shares have been duly and validly authorized and issued and are fully paid and nonassessable. None of the FARMERS Shares have been issued in violation of any preemptive rights. Except for the rights of ILLINI under this Agreement and the Merger Agreement, there are no outstanding warrants, options, rights, calls, agreements, understandings, or other commitments of any nature relating to the FARMERS Shares, or concerning the authorization, issuance or sale of any other equity securities of FARMERS. The number of shares set forth above is not subject to change before the Effective Time. All of the FARMERS Shares will be entitled to vote on this Agreement.

         2.5 Financial Statements.

                  (a) FARMERS has furnished ILLINI with true and complete copies of the following financial statements (the "FARMERS Financial Statements"): the Consolidated Reports of Condition and Consolidated Reports of Income of FARMERS as of and for the periods ended December 31, 1998 as filed with the Federal Deposit Insurance Corporation (the "FDIC"). Since December 31, 1998, and as of the date of this Agreement, there have not been any changes in the financial condition, assets, liabilities or business of FARMERS, other than changes in the ordinary course of business, none of which have been materially adverse.

                  (b) FARMERS will furnish ILLINI with copies of its unaudited Consolidated Reports of Condition and Consolidated Reports of Income for each annual and quarterly period subsequent to December 31, 1998, until the Effective Time ("FARMERS Subsequent Financial Statements").

                  (c) All of the aforesaid FARMERS Financial Statements have been, and, with respect to the FARMERS Subsequent Financial Statements, will be, prepared in accordance with generally accepted accounting principles, utilizing accounting practices consistent with prior years except as otherwise disclosed. None of the aforesaid FARMERS Financial Statements fail to disclose, and none of the FARMERS Subsequent Financial Statements will fail to disclose, any items that should be disclosed. All for the aforesaid FARMERS Financial Statements present fairly, and all of the FARMERS Subsequent Financial Statements will present fairly, the financial position of FARMERS and the results of its operations and changes in its financial position at the respective dates and for the respective periods to which they relate. The allowance for loan and lease losses in such FARMERS Financial Statements is, and with respect to the FARMERS Subsequent Financial Statements will be, adequate based on past loan and lease loss experiences and potential losses in the current portfolio to cover all known or anticipated loan and lease losses. There are and, with respect to the FARMERS Subsequent Financial Statements, will be no agreements, contracts

                                   Exhibit 1-5
or other instruments to which FARMERS is a party or by which it or, to the knowledge of the executive officers of FARMERS, any of the officers, directors, employees or stockholders of FARMERS have rights which would have a materially adverse effect on FARMERS and which are not reflected in the FARMERS Financial Statements and the FARMERS Subsequent Financial Statements.

         2.6 Undisclosed Liabilities. FARMERS has no liabilities, whether accrued, absolute, contingent or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except:
(a) as and to the extent disclosed, reflected or reserved against in the FARMERS Financial Statements, (b) as and to the extent arising under contracts, commitments, transactions or circumstances identified in the schedules and exhibits provided for herein, and (c) as and to the extent incurred in the ordinary course of business since September 30, 1998, which in the aggregate are not materially adverse.

         2.7 Loan Portfolio. The loans contained in the loan portfolio of FARMERS are evidenced by promissory notes or other evidences of indebtedness, which, with all ancillary security documents, constitute valid and binding obligations of FARMERS and each of the other parties thereto enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights and remedies generally from time to time in effect and by applicable laws which may affect the availability of equitable remedies. None of such loans is subject to any defense, set-off, or counterclaim of any party liable thereon, and all of such loans that are secured, as evidenced by the ancillary security documents, are so secured by valid and enforceable liens.

         2.8 No Adverse Changes. Other than as specifically disclosed in this Agreement, the FARMERS Financial Statements, the schedules delivered pursuant to this Agreement or the documents referred to in this Agreement as having been delivered to ILLINI there has not occurred (a) any material adverse change since December 31, 1998 in the business, income, assets, liabilities, financial condition or prospects of FARMERS, or (b) any condition (other than general economic or competitive conditions), event, circumstance, fact or other occurrence, whether occurring before or since December 31, 1998, that may reasonably be expected to have or result in such a material adverse change.

         2.9 Conduct of Business in Normal Course. Except as reflected in
Schedule 2.9, the business of FARMERS, since December 31, 1998, has been conducted only in the ordinary and usual course consistent with past practice and with the restrictions set forth in Section 4.1 hereof (as though such restrictions had been in force and effect throughout such period).


                                   Exhibit 1-6

         2.10 Properties and Assets.

                  (a) FARMERS has furnished ILLINI with Schedule 2.10(a), Schedule of Real Property, which sets forth a complete and correct description of all real property owned or leased by FARMERS, including all real property carried by the FARMERS as Other Real Estate Owned or which is the subject of a pending foreclosure proceeding by FARMERS. FARMERS owns, or has a valid right to use or a valid leasehold interest in, all real property used by FARMERS in the conduct of its business as such business has been or is now being conducted. Except as otherwise disclosed on Schedule 2.10(a), FARMERS' ownership or leasehold interest in such property is subject to no mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exceptions or restrictions or claim or charge of any kind ("Encumbrances"), except for liens and taxes not yet due and payable. No improvement on the real property upon which FARMERS' main banking premises, branch banking premises, drive up facilities and parking lots are located (the "Bank Premises") encroaches on any property owned by others or otherwise conflicts with the rights of any other and there are no encroachments onto the Bank Premises from adjoining properties. All certificates, licenses and permits required for the lawful use and occupancy of any real property by FARMERS have been obtained and are in full force and effect.

                  (b) FARMERS has furnished ILLINI with Schedule 2.10(b), Schedule of Tangible Personal Property, which sets forth a complete and correct description of all material personal property owned by FARMERS or used by FARMERS in the conduct of its business. Except as otherwise disclosed in
Schedule 2.10(b), all of said assets are owned free and clear of any Encumbrances and all of said assets are in good working condition, normal wear and tear excepted. All of such property is insured against loss for customary risks and in customary amounts. The assets reflected in the most recent of the Financial Statements or identified in this Agreement or in the schedules provided for herein include (i) all of the assets owned by FARMERS, except for those subsequently disposed of by FARMERS for fair value in the ordinary course of business, and (ii) all of the assets used or intended for use by FARMERS in the conduct of its business.

         2.11 Insurance. FARMERS has furnished ILLINI with Schedule 2.11, Schedule of Insurance, which sets forth a complete and correct list and copies of all policies of insurance in which FARMERS is named as an insured party, which otherwise relate to or cover any assets, properties, premises, operations or personnel of FARMERS or which is owned or carried by FARMERS. FARMERS has in full force and effect the policies of insurance set forth in Schedule 2.11. There has been no notice given by any party of interest in or to any such policies claiming any breach or violation of any provisions thereof, disclaiming or denying any coverage thereof or canceling or threatening cancellation of any such insurance contracts.

         2.12 Litigation and Compliance with Laws. FARMERS and its respective institution affiliated parties (as defined in 12 U.S.C. ss. 181 3(u)) are in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations (a) that regulate or are concerned in any way with the ownership and operation of FARMERS or the business of banking, including those laws and regulations relating to the investment of funds, the taking of

                                   Exhibit 1-7

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deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities, or (b) that otherwise relate to or affect the business or assets of FARMERS or the assets owned, used, occupied or managed by FARMERS. There are no claims, actions, suits, orders or proceedings pending or, to the best knowledge of FARMERS, threatened or contemplated against or affecting FARMERS or the institution-affiliated parties of FARMERS (in their capacities as such), at law or in equity, or before any federal, state, municipal or other governmental authority or any arbitrator or arbitration panel, whether by contract or otherwise, and there is no decree, judgment, or order or supervisory agreement of any kind in existence against or restraining FARMERS or any of its respective institution-affiliated parties from taking any action of any kind in connection with the business of FARMERS. FARMERS has not received from any regulatory authority any notice or threat of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and FARMERS has no reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practice that has not been resolved to the reasonable satisfaction of such authority.

         2.13 Conflict of Interest Transactions. Except as reflected in Schedule 2.13, Schedule of Interested Transactions, no officer or director of FARMERS, or holder of 10% or more of the FARMERS Shares or any member of the immediate family of any such person: (i) has any direct or indirect interest in any entity which does business with FARMERS, or any property or asset which is owned or used by FARMERS in the conduct of its business; (ii) has any financial, business or contractual relationship or arrangement with FARMERS, excluding any agreements and commitments entered into in respect of FARMERS' acceptance of deposits or investments; or (iii) since September 30, 1998, has been involved in any transaction with FARMERS which involves an amount in excess of $10,000 or has been involved in any other material transaction with FARMERS or has loans or any commitment to loan outstanding from FARMERS involving an amount in excess of $10,000.

         2.14 Significant Contracts. FARMERS has furnished to ILLINI Schedule 2.14, Schedule of Significant Contracts, together with true and complete copies of the documents referred to in Schedule 2.14, which completely and accurately describes every contract, commitment, or arrangement (whether written or oral) of a material nature (or that assumes materiality because of its continuing nature) under which FARMERS is obligated on the date hereof, including the following:

                  (a) All leases of real estate or personal property, other than leases of personal property whereunder total future rentals are, in each instance, less than $10,000;

                  (b) All contracts, commitments and agreements for the acquisition, development or disposition of real or personal property other than conditional sales contracts and security agreements for the acquisition of personal property whereunder total future payments are, in each instance, less than $10,000;


                                   Exhibit 1-8

                  (c) All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") under which FARMERS or any of its affiliates has or may have any obligation ("ERISA Plans"), all other employee compensation arrangements, all severance agreements and all other bonus, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase, stock appreciation and other employee benefit plans, formal or informal, under which FARMERS or any of their affiliates has or may have any obligation ("Non-ERISA Plans" and, together with ERISA Plans, the "Benefit Plans");

                  (d) All union and other labor contracts;

                  (e) All agreements, contracts, mortgages, loans, deeds of trust, leases, commitments, indentures, notes, instruments and other arrangements which are with officers or directors of FARMERS, any "affiliates" of FARMERS within the meaning of Section 23A of the Federal Reserve Act, or any record or beneficial owner of 5% or more of the FARMERS Shares, excepting any ordinary and customary banking relationships that comply with applicable banking regulations; and

                  (f) All other material contracts, made other than in the usual or ordinary course of business of FARMERS, to which FARMERS is a party or under which FARMERS is obligated.

         2.15 No Defaults. FARMERS has fulfilled and taken all action reasonably necessary to date to enable it to fulfill, when due, all of its material obligations under all contracts, commitments and arrangements to which it is a party. There are no defaults under any such contracts, commitments and arrangements, and no events have occurred that, with the lapse of time or the election of any other party, will become defaults by FARMERS. No breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of FARMERS to enforce any of its rights thereunder in any material respect.

         2.16 Securities Schedules. FARMERS has furnished to ILLINI Schedule 2.16, Securities Schedule, setting forth all investment securities owned by FARMERS as of December 31, 1998 and as of the month-end preceding the date of this Agreement. Except for pledges to secure public deposits, none of the investments identified on Schedule 2.16 and none of the investments made by FARMERS since December 31, 1998 is subject to any restriction, whether contractual or statutory, which materially impairs the ability of FARMERS freely to dispose of such investment at any time. With respect to all repurchase agreements to which FARMERS is a party, FARMERS has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. FARMERS has not sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require FARMERS to repurchase or otherwise reacquire any such assets.


                                   Exhibit 1-9

         2.17 Oral Commitments. The records of FARMERS contain accurate copies of all contracts, commitments or arrangements of a material nature, and FARMERS has not entered into any contract, commitment or arrangement, not reduced to writing, in which it has agreed (i) to loan money or extend credit, or to make other financial accommodations, to or for the benefit of another party, (ii) to waive, release, modify, extend or defer the obligations or the terms thereof of any other party to repay indebtedness owing to FARMERS or to forbear in the enforcement of any right or remedy of FARMERS with respect thereto, (iii) to release, relinquish or discharge any guarantor, surety, or other party that is or may be liable for repayment of indebtedness owing to FARMERS, (iv) to release or surrender, in whole or in part, any collateral or rights therein, securing the obligation of any party that is or may be liable for repayment of indebtedness owing to FARMERS or (v) to purchase or sell, or repurchase or resell, any asset or interest or participation therein from or to any party.

         2.18 Taxes. All federal, state and local income, franchise, excise, real and personal property, employment and other tax reports, returns, declarations and information statements (collectively, the "Returns") required to be filed by FARMERS have been timely filed. All Returns covering periods through the fiscal year ended December 31, 1997, have been filed, and no application for extension of time for filing any Return or consent to any extension of the period of limitations applicable to the assessment or collection of any tax is in effect with respect to FARMERS. FARMERS is not delinquent in the payment of any taxes claimed to be due by any taxing authority, and adequate provisions for taxes (including any penalties and interest) have been made on the books of FARMERS and on the most recent of the Financial Statements. None of the Returns filed with the Internal Revenue Service covering the fiscal years commencing January 1, 1990 have been examined. FARMERS has not received any notice of any proposed deficiency of FARMERS for any duty, tax, assessment or governmental charge, and there are no pending claims with respect thereto.

         2.19 Employee Compensation and Benefit Plans.

                  (a) Schedule 2.14, Schedule of Significant Contracts, referred to in Section 2.14, sets forth a complete and accurate list of all Benefit Plans, including ERISA and Non-ERISA Plans, which FARMERS or any ERISA Affiliate of FARMERS maintains or to which FARMERS or any ERISA Affiliate contributes or has contributed, or to which FARMERS or any ERISA Affiliate of FARMERS is a party or by which it is otherwise bound. The term "ERISA Affiliate" shall mean with respect to any person, any trade or business (whether or not incorporated) which, (i) together with such person, is under "common control" as described in
Section 414(c) of the Internal Revenue Code of 1986, as amended (the "Code") and the Consolidated Omnibus Budget Reconciliation Act and regulations or interpretations thereunder, or (ii) is a member of a "controlled group" as defined in Section 414(b) of the Code, which includes such person.

                  (b) FARMERS has not entered into and does not maintain any Benefit Plan which includes any change of control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of FARMERS or any other

                                  Exhibit 1-10
increase in the liabilities of FARMERS under such Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (c) Neither FARMERS nor any ERISA Affiliate of FARMERS maintains or participates in a multi-employer plan within the meaning of Section 3(37) of ERISA. Neither FARMERS nor any ERISA Affiliate of FARMERS nor any director or employee of any of the foregoing, nor any fiduciary of any ERISA Plan has engaged in any transaction in violation of Section 406 of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code in connection with such ERISA Plan. Neither FARMERS nor any ERISA Affiliate of FARMERS provides or has ever provided medical benefits to former employees, except as required by Section 601 of ERISA.

                  (d) No liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred, or is expected to be incurred, by FARMERS with respect to any Title IV Plan (as defined below), other than premium payment obligations. The PBGC has not instituted any proceedings, and there exists no event or condition which would constitute grounds for institution of proceedings by the PBGC, to terminate any Title IV Plan under Section 4024 of ERISA. The term "Title IV Plan" shall mean any ERISA Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) and is subject to Title IV of ERISA. No reportable event (as defined in Section 4043 of ERISA) has occurred with respect to any Title IV Plan.

                  (e) No Title IV Plan had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent plan year of such Title IV Plan. The value of the assets of each Title IV Plan as of the last day of the most recent plan year of such Title IV Plan, as determined by such plan's independent actuaries, exceeded the present value, as of such date, of all benefits accrued under such Title IV Plan, as determined by such actuaries. No events have occurred or, to the best knowledge of FARMERS, are expected to occur with respect to any Title IV Plan that would cause a material change in the value of the assets or benefits of such Title IV Plan for purposes of the preceding sentence. There have been no changes in the actuarial methods or assumptions used with respect to any Title IV Plan.

                  (f) Each ERISA Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a determination letter from the Internal Revenue Service to the effect that it is so qualified under the Code and that its related funding instrument is tax-exempt under Section 501 of the Code.

                  (g) Except as provided in Schedule 2.19(g), Schedule of Benefit Plan Exceptions, each Benefit Plan is, and since its inception has been, administered in material compliance with its terms and with all applicable laws, rules and regulations governing such Benefit Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. None of FARMERS or any fiduciary with respect to any Benefit Plan has breached any of the responsibilities, obligations or duties imposed on it by ERISA.

                                  Exhibit 1-11

                  (h) There is no litigation, claim or assessment pending or, to the best knowledge of FARMERS, threatened by, on behalf of, or against any of the Benefit Plans or against the administrators or trustees or other fiduciaries of any Benefit Plan that alleges a violation of applicable state or federal law. To the best knowledge of FARMERS, there is no basis for any such litigation, claim or assessment.

                  (i) All accrued contributions and other payments to be made by FARMERS to any Benefit Plan through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and are reflected in the Financial Statements. FARMERS is not in default in performing any of its respective contractual obligations under any Benefit Plan or any related trust agreement or insurance contract. There are no outstanding liabilities with respect to any Benefit Plan other than liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

                  (j) There are no employment or similar agreements by which FARMERS is obligated or bound which is not terminable by FARMERS at will and without further obligation on not more than thirty (30) days notice.

         2.20 Environmental Suits and Proceedings. FARMERS has had and now has all environmental approvals, consents, licenses, permits and orders required to conduct the businesses in which it has been or is now engaged. FARMERS has been and is in compliance in all material respects with all applicable federal, state, county and municipal laws, regulations, authorizations, licenses, approvals, permits and orders relating to air, water, soil, solid waste management, hazardous or toxic substances, or the protection of health or the environment (collectively, the "Environmental Laws"). There are no claims, actions, suits or proceedings pending or, to the best knowledge of FARMERS, threatened against, or involving, FARMERS or any assets of FARMERS under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No decree, judgment or order of any kind under any of the Environmental Laws has been entered against FARMERS. FARMERS is not or was not a generator or transporter of hazardous waste, or the owner, operator, lessor or sublessor of a treatment, storage, or disposal facility or underground storage tank as those terms are defined under the Resource Conservation and Recovery Act, as amended, or regulations promulgated pursuant thereto. FARMERS (i) does not own, operate, lease or sublease or has not owned, operated, leased or subleased any facility at which any Hazardous Substances (as defined below) were treated, stored, recycled, disposed or are or were installed or incorporated, (ii) arranged for the disposal or treatment, or arranged with a transporter for transport for disposal or treatment of Hazardous Substances at any facility from which there is a release or threat of release, or (iii) has not and does not accept Hazardous Substances for transport for disposal or treatment at any facility, as those terms are defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"). FARMERS (i) is not or was not the owner, lessee or mortgagee with respect to any real property on which there is or was located a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored, recycled or disposed, and (ii) is not and has not been the holder of a security interest where the party giving the security is or was the owner

                                  Exhibit 1-12
or operator of a treatment, storage or disposal facility, underground storage tank or any facility at which any Hazardous Substances are or were treated, stored, recycled or disposed and where FARMERS participates or participated in management decisions concerning the facility's waste disposal activities. To the best knowledge of FARMERS, there are no other facts, conditions or situations, whether now or heretofore existing, that could form the basis for any claim against, or result in any liability of FARMERS under any of the Environmental Laws. For purposes of this Section 2.20, "Hazardous Substance" shall mean a hazardous substance (as defined in CERCLA) and petroleum, including crude oil or any fraction thereof, but excluding underground crude oil in its natural unrefined state, prior to its initial extraction.

         2.21 Regulatory Reports. FARMERS has filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, required to be filed with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the FDIC and the Illinois Commissioner of Banks and Real Estate (the "Commissioner") or other bank regulatory agency (collectively, the "FARMERS Regulatory Reports"), and has paid all fees or assessments due and payable in connection therewith. To the extent permissible by law, FARMERS has furnished ILLINI with a copy of any report, correspondence or statement by any Federal, state or local governmental agency, commission or other entity relating to an examination of FARMERS within the past five years. There is no unresolved violation, criticism or exception of a material nature cited by the Federal Reserve Board, the FDIC, the Commissioner or other agency, commission or entity with respect to any report or statement referred to in this
Section 2.21. As of their respective dates, the FARMERS Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.22 Change in Business Relationships. FARMERS has no notice nor reason to believe, whether on account of the transactions contemplated by this Agreement or otherwise, that (i) any customer, agent, representative or supplier of FARMERS intends to discontinue, diminish or change its relationship with FARMERS, the effect of which would be material to the business of FARMERS, or
(ii) any executive officer of FARMERS intends to terminate or substantially alter the terms of his or her employment.

         2.23 No Omissions. None of the FARMERS Statements of Essential Facts contained in this Article II and none of the representations, warranties and covenants of FARMERS contained herein or in the schedules provided for herein or in the Financial Statements or Subsequent Financial Statements is or will be false or misleading in any material respect or omits or will omit to state a fact herein or therein necessary to make such statements not misleading in any material respect.

         2.24 Brokers' and Finders' Fees. FARMERS has not incurred any liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated hereunder.

                                  Exhibit 1-13

         2.25 Advice of Changes. Between the date hereof and the Effective Time, FARMERS shall promptly advise ILLINI in writing of any material fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any material fact which, if existing or known at the date hereof, would have made any of the representations contained herein untrue in any material respect.

                                   ARTICLE III
                          STATEMENTS OF ESSENTIAL FACTS
                                CONCERNING ILLINI

         This Agreement is entered into by FARMERS upon the understanding, and ILLINI represents and warrants, that the following Statements of Essential Facts ("ILLINI Statements of Essential Facts") are true and correct on the date of this Agreement.

         3.1 Organization and Existence of ILLINI. ILLINI is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. ILLINI has the corporate power to own its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where the location and character of its properties and the business conducted by it require such qualification.

         3.2 Authorization of Transactions. The execution, delivery and performance of this Agreement have been, and the execution, delivery and performance of the Merger Agreement will be, prior to the Closing, duly authorized by the Board of Directors of ILLINI in accordance with the Articles of Incorporation and bylaws of ILLINI and governing Illinois law. This Agreement constitutes, and the Merger Agreement will constitute, the legal, valid, and binding obligations of ILLINI enforceable against ILLINI in accordance with their respective terms. Subject to the approval of the Merger Agreement by ILLINI as the shareholder of INTERIM BANK, each of ILLINI and INTERIM BANK has the corporate power to execute, deliver, and perform this Agreement and the Merger Agreement and to consummate the transactions herein and therein contemplated, and such execution, delivery and performance do not violate any provisions of the Articles of Incorporation or bylaws of ILLINI or any agreement to which ILLINI is a party or by which ILLINI is otherwise bound. Except for the regulatory approvals referred to in Section 5.1(c) hereof and the approval of ILLINI as the shareholder of INTERIM BANK referred to in Section 5.2(c) hereof, no consent of any regulatory authority or other person is required to be obtained by ILLINI in order to permit consummation of the Merger.

         3.3 No Omissions. None of the ILLINI Statements of Essential Facts contained in this Article III and none of the representations, warranties and covenants of ILLINI contained herein is false or misleading in any material respect or omits to state a fact herein necessary to make such statements not misleading in any material respect.

         3.4 Capitalization. The authorized capital stock of ILLINI consists solely of 800,000 shares of common stock, $10.00 par value per share, of which 448,456 shares are issued and outstanding ("ILLINI Shares"). No ILLINI Shares are held in treasury. The ILLINI Shares have been

                                  Exhibit 1-14
duly and validly authorized and issued and are fully paid and nonassessable. None of the ILLINI Shares have been issued in violation of any preemptive rights. Except for the rights of FARMERS under this Agreement and the Merger Agreement and except for rights under the Rights Agreement and except for certain rights granted to Todd L. Barlow, there are no outstanding warrants, options, rights, calls, agreements, understandings, or other commitments of any nature relating to the ILLINI Shares, or concerning the authorization, issuance or sale of any other equity securities of ILLINI. The number of shares set forth above is not subject to change before the Effective Time.

         3.5 Financial Statements.

                  (a) ILLINI has furnished FARMERS with true and complete copies of the following financial statements (the "ILLINI Financial Statements"): the audited Consolidated Balance Sheet, the Consolidated Statement of Income, the Consolidated Statement of Changes in Shareholders Equity and the Consolidated Statement of Cash Flows of ILLINI as of and for the period ended December 31, 1997 and the unaudited Consolidated Balance Sheet and the Consolidated Statement of Income as of and for the period ended September 30, 1998. Since September 30, 1998, and as of the date of this Agreement, there have not been any changes in the financial condition, assets, liabilities or business of ILLINI, other than changes in the ordinary course of business, none of which have been materially adverse.

                  (b) ILLINI will furnish FARMERS with copies of its unaudited Consolidated Reports of Condition and Consolidated Reports of Income for each annual and quarterly period subsequent to September 30, 1998, until the Effective Time ("ILLINI Subsequent Financial Statements").

                  (c) All of the aforesaid ILLINI Financial Statements have been, and, with respect to the ILLINI Subsequent Financial Statements, will be, prepared in accordance with generally accepted accounting principles, utilizing accounting practices consistent with prior years except as otherwise disclosed. None of the aforesaid ILLINI Financial Statements fail to disclose, and none of the ILLINI Subsequent Financial Statements will fail to disclose, any items that should be disclosed. All for the aforesaid ILLINI Financial Statements present fairly, and all of the ILLINI Subsequent Financial Statements will present fairly, the financial position of ILLINI and the results of its operations and changes in its financial position at the respective dates and for the respective periods to which they relate. The allowance for loan and lease losses in such ILLINI Financial Statements is, and with respect to the ILLINI Subsequent Financial Statements will be, adequate based on past loan and lease loss experiences and potential losses in the current portfolio to cover all known or anticipated loan and lease losses. There are and, with respect to the ILLINI Subsequent Financial Statements, will be no agreements, contracts or other instruments to which ILLINI is a party or by which it or, to the knowledge of the executive officers of ILLINI, any of the officers, directors, employees or stockholders of ILLINI have rights which would have a materially adverse effect on ILLINI and which are not reflected in the ILLINI Financial Statements and the ILLINI Subsequent Financial Statements.


                                  Exhibit 1-15

         3.6 No Adverse Changes. Other than as specifically disclosed in this Agreement, the Financial Statements, the schedules delivered pursuant to this Agreement or the documents referred to in this Agreement as having been delivered to FARMERS there has not occurred (a) any material adverse change since September 30, 1998 in the business, income, assets, liabilities, financial condition or prospects of ILLINI, or (b) any condition (other than general economic or competitive conditions), event, circumstance, fact or other occurrence, whether occurring before or since September 30, 1998, that may reasonably be expected to have or result in such a material adverse change.

         3.7 Litigation and Compliance with Laws. ILLINI and its respective institution affiliated parties (as defined in 12 U.S.C. ss.181 3(u)) are in compliance in all material respects with all applicable federal, state, county and municipal laws and regulations that regulate or are concerned in any way with the business of banking, including those laws and regulations relating to the investment of funds, the taking of deposits, the lending of money, the collection of interest, the extension of credit and the location and operation of banking facilities. There is no decree, judgment, or order or supervisory agreement of any kind in existence against or restraining ILLINI or any of its respective institution-affiliated parties from taking any action of any kind in connection with the business of ILLINI. ILLINI has not received from any regulatory authority any notice or threat of enforcement actions, or any criticism, recommendation or suggestion of a material nature, and ILLINI has no reasonable basis for believing that any such notice or threat, criticism, recommendation or suggestion not otherwise disclosed herein is contemplated concerning capital, compliance with laws or regulations, safety or soundness, fiduciary duties or other banking or business practice that has not been resolved to the reasonable satisfaction of such authority.

         3.8 Regulatory Reports. ILLINI has filed all reports, registrations, and statements, together with any amendments required to be made with respect thereto, required to be filed with the Federal Reserve Board, the FDIC and the Commissioner or other bank regulatory agency (collectively, the "ILLINI Regulatory Reports"), and has paid all fees or assessments due and payable in connection therewith. To the extent permissible by law, ILLINI has furnished FARMERS with a copy of any report, correspondence or statement by any Federal, state or local governmental agency, commission or other entity relating to an examination of ILLINI within the past five years. There is no unresolved violation, criticism or exception of a material nature cited by the Federal Reserve Board, the FDIC, the Commissioner or other agency, commission or entity with respect to any report or statement referred to in this Section 3.8. As of their respective dates, the ILLINI Regulatory Reports complied in all material respects with the statutes, rules and regulations enforced or promulgated by the applicable regulatory authority with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         3.9 Brokers' and Finders' Fees. Except in connection with fees which may be payable to Legacy Securities Corp. and to Todd L. Barlow relating hereto, ILLINI has not incurred any

                                  Exhibit 1-16
liability for brokerage commissions, finders' fees, or like compensation with respect to the transactions contemplated hereunder.

         3.10 Advice of Changes. Between the date hereof and the Effective Time, ILLINI shall promptly advise FARMERS in writing of any material fact which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any material fact which, if existing or known at the date hereof, would have made any of the representations contained herein untrue in any material respect.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

         4.1 Conduct of Business.

                  (a) Between the date hereof and the Closing Date, FARMERS shall conduct its business in the usual and ordinary course consistent in all material respects with prudent banking practices. Without limiting the foregoing, without the prior written consent of ILLINI:

                           (i) FARMERS shall make no changes in its charter or
bylaws or in its issued and outstanding shares;

                           (ii) FARMERS shall not increase the compensation of
its directors, officers or employees and it shall not award or pay bonuses to any of the foregoing, except that it may make bonus payments in amounts consistent with past practices but in all events in an aggregate annualized amount not to exceed $25,000.00;

                           (iii) FARMERS shall make no loan, or renewal or
restructuring of a loan for $400,000 or more (including aggregation of loans to any one customer or related entities) except for loans currently committed to be made pursuant to written commitment letters, and FARMERS shall make no other loans, or renewals or restructuring of loans except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;

                           (iv) FARMERS shall, not declare or pay any stock
dividend, cash dividend or other distribution, except that, prior to the Closing Date, it may declare and pay dividends at such times and in such amounts as are consistent with its past practices at a quarterly rate not to exceed $35,500 in the aggregate; provided, however, FARMERS shall not be permitted to make any dividend payment during the calendar quarter in which the Closing Date shall occur;

                           (v) FARMERS shall use its best efforts to maintain
its present insurance coverage in respect of its properties and businesses;


                                  Exhibit 1-17

                           (vi) FARMERS shall make no significant changes in the
general nature of the business conducted by FARMERS, including but not limited to the investment or use of its assets, the liabilities it incurs, or the facilities it operates;

                           (vii) FARMERS shall not enter into any employment,
consulting or other similar agreements which are not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less);

                           (viii) FARMERS shall not take any action which would
result in a termination, partial termination, curtailment, discontinuance or merger into another plan or trust of any Benefit Plan;

                           (ix) FARMERS shall timely file all required tax
returns with all applicable taxing authorities;

                           (x) FARMERS shall not make any expenditure for fixed
assets in excess of $10,000 for any single item, or $25,000 in the aggregate, or enter into any lease of fixed assets having an annual rental in excess of $10,000, or $25,000 in the aggregate;

                           (xi) FARMERS shall not incur any liabilities or
obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices;

                           (xii) FARMERS shall not engage in or agree to engage
in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to applicability of any exemptions contained in said Section 23A);

                           (xiii) FARMERS shall only purchase or invest in
obligations of the government of the United States or agencies of the United States or state or local governments having maturities of not more than five years, and which municipal obligations have been assigned a rating of "A" or better by Moody's Investors Service or a comparable rating assigned by Standard & Poor's;

                           (xiv) FARMERS shall make no changes of a material
nature in its accounting procedures, methods, policies or practices or the manner in which it conducts its business and maintains its records; and

                           (xv) FARMERS shall not accept or renew any brokered
deposits.

                  b. Between the date hereof and the Closing Date, ILLINI shall conduct its business in the usual and ordinary course consistent in all material respect with prudent banking practices. Without limiting the foregoing, without the prior written consent of FARMERS:


                                  Exhibit 1-18

                           (i) ILLINI shall make no significant changes in the
general nature of the business conducted by ILLINI;

                           (ii) ILLINI shall not incur any liabilities or
obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking practices (provided, nothing contained herein shall prevent ILLINI from agreeing to engage in additional business combination transactions); and

                           (iii) ILLINI shall make no changes of a material
nature in its accounting procedures, methods, policies or practices.

         4.2 Access to Information. To the extent permissible under law, FARMERS shall (i) give ILLINI and its representatives full access to its internal information (including, but not limited to, records, files, correspondence, tax work papers and audit work papers); (ii) supply to ILLINI and its representatives, as soon as they become available, all reports on loans and investments, month-end balance sheets and profit and loss statements, its internal and external audit reports and such other reports that ILLINI may reasonably request. ILLINI will use such information solely for the purpose of conducting business, legal and financial reviews of FARMERS and for such other purposes as may be related to this Agreement, and ILLINI will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information. Pending the Closing, representatives of ILLINI shall, during normal business hours and on reasonable advance notice to FARMERS, be given full access to FARMERS' records and business activities and afforded the opportunity to observe its business activities and consult with its directors and officers regarding the same on an ongoing basis; provided, that the foregoing actions do not interfere with the business operations of FARMERS.

         4.3 Meeting of Stockholders of FARMERS. As soon as practicable after the date of this Agreement, FARMERS shall call and hold a meeting of its stockholders for the purpose of voting upon this Agreement, the Merger Agreement and the transactions herein and therein contemplated in accordance with FARMERS' Charter, its bylaws and the IBA. The Board of Directors of FARMERS shall unanimously recommend to its stockholders, consistent with its fiduciary duties, approval of the Merger Agreement and the Merger.

         4.4 FARMERS Proxy Materials.

                  (a) As soon as practicable following the execution and delivery of this Agreement by the parties hereto, FARMERS will prepare and mail to the holders of the FARMERS Shares appropriate proxy materials (the "Proxy Materials"), including a notice of the meeting contemplated in Section 4.3 hereof, a proxy statement and a form of proxy that comply with applicable laws and regulations. ILLINI will furnish to FARMERS all information concerning ILLINI required for inclusion in the Proxy Materials and all such information will be true and correct in all material respects without omission of any material fact required to be stated to make the information stated therein not misleading. In the Proxy Materials, FARMERS shall present this

                                  Exhibit 1-19

Agreement, the Merger Agreement and the transactions contemplated hereby and thereby for approval by the holders of the FARMERS Shares at the meeting of stockholders. Prior to submitting the Proxy Materials and any amendment, supplement or revision thereof to the stockholders of FARMERS, FARMERS shall submit such materials to ILLINI and its counsel and provide ILLINI and its counsel with a reasonable opportunity to review and comment upon such materials. FARMERS covenants to ILLINI that the Proxy Materials (i) will comply in all material respects with the provisions of applicable laws and regulations and
(ii) will not contain any statement which, at the time and in the tight of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading; in no event, however, shall FARMERS be liable for any untrue statement of a material fact or omission to state a material fact in the Proxy Materials made in reliance upon, and in conformity with, information furnished by ILLINI specifically for use in the Proxy Materials.

                  (b) The Proxy Materials shall not be mailed to the holders of FARMERS Shares until FARMERS shall have given at least five (5) days' notice to ILLINI of the mailing date.

         4.5 Reasonable Efforts. The parties to this Agreement agree to continuously and expeditiously use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as reasonably practicable. None of the parties hereto will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or become untrue.

         4.6 Regulatory Approvals. As soon as is reasonably practical, ILLINI will take all appropriate actions necessary to obtain the regulatory approvals referred to in Section 5.1(c) hereof, and FARMERS will cooperate fully in the process of obtaining all such approvals. As soon as practicable after the date of this Agreement, ILLINI will make all appropriate initial filings necessary to obtain the regulatory approvals referred to in Section 5.1 (c) hereof. ILLINI shall provide FARMERS with copies of all applications when filed and all approvals when received. All expenses attendant with the approvals provided in this Section 4.6 shall be paid by ILLINI.

         4.7 Business Relations and Publicity. FARMERS and ILLINI will each use reasonable efforts to preserve their reputations and relationships with suppliers, clients, depositors, customers, employees and others having business relations with it. Press releases or other communications in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made only as mutually agreed upon; provided that each party after consultation with the other, may make such disclosures concerning the transactions provided for herein as such party believes are required by law.

         4.8 Review by ILLINI. Between the date hereof and the Closing Date, ILLINI shall have the right, at its cost, to cause a review of the books and records of FARMERS performed by ILLINI'S regular accountants or such other independent certified accountants that are acceptable to ILLINI.

                                  Exhibit 1-20

In addition, prior to the Closing Date, ILLINI and its accountants shall be permitted to conduct, at ILLINI'S expense, such reviews as it desires to update financial information regarding FARMERS.

         4.9 Review by FARMERS. Between the date hereof and the Closing Date, FARMERS shall have the right, at its costs, to cause a review of the books and records of ILLINI performed by FARMERS' regular accountants or such other independent certified accountants that are acceptable to FARMERS. In addition, prior to the Closing Date, FARMERS and its accountants shall be permitted to conduct, at FARMERS' expense, such reviews as it desires to update financial information regarding ILLINI.

         4.10 Loan Review. FARMERS shall, prior to the Closing Date, write off and reclassify all loans of FARMERS which are required by regulatory policies or practices to be written off or reclassified or that in conformity with past practices and policies of FARMERS should be written off as loan losses or reclassified. In addition, each party and its representatives shall be entitled to periodically review the loan portfolio of each party and shall be furnished with full information regarding the status of each loan contained therein.

         4.11 Interim Bank. ILLINI shall cause the formation of INTERIM BANK under the IBA prior to the Closing. ILLINI as the entity that will be the owner of all of the outstanding shares of capital stock of the INTERIM BANK, shall cause the Merger Agreement to be approved in accordance with the IBA.

         4.12 No Conduct Inconsistent with this Agreement. FARMERS agrees that it will not, during the term of this Agreement, (i) offer or sell, or negotiate with or entertain any proposals from any other person for any such offer or sale of, any securities of FARMERS or (ii) offer or sell, or negotiate with or entertain any proposals from any other person for any other transaction wherein the business or substantially all of the properties of FARMERS would be acquired, directly or indirectly, by any party other than as contemplated in this Agreement. FARMERS shall immediately inform ILLINI of any inquiry, proposal or request for information (including the terms thereof and the person or entity making such inquiry) which it may receive in respect of such a transaction.

         4.13 Board of Directors' Notices. Minutes. Etc. So far as permitted by law, FARMERS shall allow a representative of ILLINI to attend as an observer all meetings of the Board of Directors and Board committees of FARMERS. FARMERS shall give reasonable notice to ILLINI of any such meeting, and, if known, the agenda for or business to be discussed at such meeting. FARMERS shall permit ILLINI and its representatives to read copies of all notices, minutes, consents and other materials that FARMERS provides to its directors to the extent permissible under law; provided, however, ILLINI agrees to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided.

         4.14 Untrue Representations and Warranties. During the term of this Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of such party's representations and warranties contained

                                  Exhibit 1-21
in this Agreement to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Agreement) to be untrue had such facts been known or had such event occurred prior to the execution of this Agreement, then:

                  (a) such party shall immediately give detailed written notice thereof to the other parties hereto; and

                  (b) such party shall use reasonable efforts to cause such representations and warranties to become true, unless the same shall have been waived in writing by the other party hereto.

         4.15 Confidential Information. FARMERS and ILLINI each covenants that, in the event the transactions contemplated in this Agreement are not consummated, each party will keep in strict confidence and return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources).

         4.16 Environmental Audits. Between the date hereof and the Closing Date, ILLINI shall be permitted to obtain a Phase I environmental assessment, conducted by an independent environmental consultant reasonably acceptable to FARMERS for the Bank Premises. A copy of the written report prepared by such consultant shall be delivered to FARMERS upon receipt of the same by ILLINI. The expense of the Phase I environmental assessment shall be paid by ILLINI.

                                    ARTICLE V
                              CONDITIONS PRECEDENT

         5.1 Conditions Precedent to Obligations of ILLINI. Unless the conditions are waived by ILLINI, all obligations of ILLINI under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

                  (a) Statements of Essential Facts; Performance of Agreements. The FARMERS Statements of Essential Facts contained in Article II of this Agreement and any other representations or warranties of FARMERS contained herein, or in the Financial Statements, the Subsequent Financial Statements or in any documents, certificates, schedules or exhibits delivered by it or on its behalf to ILLINI pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on and as of the Closing Date, in each case to the reasonable satisfaction of ILLINI, and FARMERS shall have performed all agreements herein required to be performed by it on or prior to the Closing.

                  (b) Closing Certificate. ILLINI shall have received a certificate signed by the Chairman of the Board of FARMERS, dated as of the Closing Date, certifying in such detail as ILLINI may reasonably request as to the fulfillment of the conditions to the obligations of ILLINI as set forth in this Agreement.

                                  Exhibit 1-22

                  (c) Regulatory and Other Approvals. ILLINI shall have obtained the approval of all appropriate regulatory entities (including, without limitation, the approval of the Federal Reserve Board, the FDIC and the Commissioner) of the transactions contemplated by this Agreement and the Merger Agreement, upon such terms and conditions, if any, as are satisfactory to ILLINI in its reasonable judgment; all required regulatory waiting periods shall have expired, and there shall have been no motion for rehearing or appeal from such approval or commencement of any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect thereto.

                  (d) Approval of Merger and Delivery of Merger Agreement. The Merger Agreement and the transactions contemplated therein shall have been approved by the Board of Directors and the stockholders of FARMERS in accordance with applicable law and the Charter and bylaws of FARMERS, and the proper officers of FARMERS shall have executed and delivered to ILLINI copies of the Merger Agreement and articles of merger, in form suitable for filing with the FDIC and the Commissioner, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

                  (e) No Litigation with Respect to Transactions. No suit or other action shall have been instituted or threatened seeking to enjoin the consummation of the transactions contemplated hereby or by the Merger Agreement, or to obtain other relief in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby.

                  (f) Opinion of Counsel. ILLINI shall have received an opinion of Hart, Southworth & Witsman, counsel for FARMERS, dated as of the Closing Date, in form and substance satisfactory to ILLINI and its counsel, to the effect that:

                           (i) FARMERS is a banking corporation validly existing
and in good standing under the laws of the State of Illinois and FARMERS is duly authorized and has full corporate power to own its properties and carry on its business as now being conducted and FARMERS has no subsidiaries.

                           (ii) The authorized capital stock of FARMERS consists
solely of 2,400 shares of Common Stock, $100.00 par value, all of which are issued and outstanding. The FARMERS Shares have been duly and validly authorized and issued, are fully paid and nonassessable. Except for rights of ILLINI under this Agreement, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from FARMERS any FARMERS Shares or any other equity security of FARMERS, whether now or hereafter authorized or issued.

                           (iii) The execution, delivery, and performance of
this Agreement and the Merger Agreement, and the transactions contemplated herein and therein, have been duly authorized by the Board of Directors of FARMERS and by the stockholders of FARMERS, these being the only corporate authorizations required under FARMERS' Charter and bylaws and the laws of the State of Illinois. This Agreement and the Merger Agreement constitute the legal, valid, and binding obligations of FARMERS enforceable against FARMERS in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors generally and to general principles of equity.


                                  Exhibit 1-23

                           (iv) The execution, delivery, and performance of this
Agreement and the Merger Agreement do not violate any provisions of the Charter or bylaws of FARMERS, any provision of applicable law or the regulations thereunder or, to the knowledge of such counsel after reasonable investigation, any contract or agreement to which FARMERS is a party or by which FARMERS is otherwise bound that would prohibit consummation of the transactions contemplated by this Agreement and the Merger Agreement in the manner herein and therein contemplated.

                           (v) Except as disclosed in such opinion, there are no
claims, actions, suits, or proceedings pending or, to the knowledge of such counsel after reasonable investigation, threatened against FARMERS, at law or in equity, or before any Federal, state, municipal, or other governmental authority, or before any arbitrator or arbitration panel, whether by contract or otherwise, or any decrees, judgments, or orders of any kind in existence enjoining or restraining FARMERS or any of its directors, officers, or employees from taking action of any kind in connection with the business of FARMERS or which would be likely to have a material adverse effect on FARMERS.

                           (vi) Except as disclosed in such opinion, there are
no actions, suits, or proceedings, pending or, to the knowledge of such counsel after reasonable investigation, threatened against FARMERS to enjoin consummation of the Merger or to obtain other relief in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

                           (vii) No facts have come to the attention of such
counsel that lead it to believe that the Proxy Materials, at the time of mailing to the shareholders of FARMERS or at the date of the stockholders meeting referred to in Section 4.3 hereof, contained any untrue statement of a material fact regarding FARMERS or omitted to state any material fact regarding FARMERS required to be stated therein or necessary to make the statements therein not misleading.

                           (viii) No consent, approval or authorization of or
designation, declaration or filing with any governmental agency or authority or other public persons or entities on the part of FARMERS, which has not been obtained or made, is required for the validity of the execution and delivery by FARMERS of this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby or thereby by FARMERS.

         In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of FARMERS or governmental officials as such counsel deems appropriate.

                  (g) No Adverse Changes. Between December 31, 1998 and the Closing Date, the business of FARMERS shall have been conducted in the ordinary course consistent with in all respects prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence that may reasonably be expected to result in a material adverse change in FARMERS' business, properties, financial condition, loan portfolio, operations or prospects. FARMERS shall not have any contingent liabilities outside the ordinary course of business.


                                  Exhibit 1-24

                  (h) Financial Requirements. As of the Closing Date, (i) FARMERS' stockholders' equity, determined in conformity with generally accepted accounting principles applied on a basis consistent with the preparation of the FARMERS Financial Statements, shall be not less than $4,362,000.00 and (ii) FARMERS' reserve for loan and lease losses, determined as described in Section 2.5(c), shall be adequate and, in any event, not less than the greater of 1.05% of FARMERS' total loans and leases or $151,000.00.

                  (i) Resignations. ILLINI shall have received at the Closing the resignations of all of the directors and officers of FARMERS identified by ILLINI in writing at least thirty (30) days prior to the Closing.

                  (j) Due Diligence. ILLINI shall be satisfied, in its sole discretion, with the results of its due diligence investigation which shall be completed within sixty (60) days after the date hereof. ILLINI shall notify FARMERS within such sixty (60) day period if the results of such investigation are unsatisfactory.

                  (k) Environmental Audits. The Phase I environmental assessment obtained pursuant to Section 4.16 hereof shall not have identified any violation of the Environmental Laws or a condition relating to the environment, human health or safety which could reasonably be expected to have a material adverse effect on the business, income, operations, assets, liabilities, financial condition or prospects of FARMERS.

                  (l) Consents. FARMERS shall have obtained all such written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement and the Merger Agreement.

                  (m) Other Documents. ILLINI shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by FARMERS with the terms of this Agreement and the Merger Agreement.

                  (n) Absence of Registration. ILLINI and its counsel shall be satisfied that the issuance of the ILLINI Common Stock in exchange for the Huls Shares as contemplated by this Agreement and the Merger Agreement shall be exempt from registration under the securities laws of the United States, the State of Illinois and any other state which may have jurisdiction with respect thereto.

                  (o) Employee Related Matters. On or before the Closing Date,
(i) ILLINI and Ernest H. Huls shall have entered into a Non-Compete, Standstill and Sale of Personal Goodwill Agreement, which shall provide for the payment of $50,000.00 to Huls at Closing and for the payment of three (3) annual installments of $50,000.00 each to Huls on the anniversary date of the Closing for the three (3) years following Closing ($200,000.00 in the aggregate) and which shall contain such other terms and conditions as are satisfactory to ILLINI; and (ii) ILLINI shall have entered into an employment agreement with Gregg Roegge which shall have a term of not less

                                  Exhibit 1-25
than two (2) years and which shall provide that, unless such agreement is terminated for cause, such agreement shall not be terminated by ILLINI on less than 120 days notice and which shall contain such other terms and conditions as are acceptable to ILLINI.

         5.2 Conditions Precedent to Obligations of FARMERS. Unless the conditions are waived by FARMERS, all obligations of FARMERS under this Agreement and the Merger Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions:

                  (a) Statements of Essential Facts; Performance of Agreements. The ILLINI Statements of Essential Facts contained in Article III of this Agreement and any other representations or warranties of ILLINI contained herein or in any documents, certificates, schedules or exhibits delivered by it or on its behalf to FARMERS pursuant to this Agreement shall have been true and correct in all material respects as of this date and shall be true and correct in all material respects at the Closing as though made on and as of the Closing Date, in each case to the reasonable satisfaction of FARMERS, and ILLINI shall have performed all agreements herein required to be performed by it on or prior to the Closing.

                  (b) Closing Certificate. FARMERS shall have received a certificate signed by the President and Chief Executive Officer of ILLINI dated as of the Closing Date, certifying in such detail as FARMERS may reasonably request, as to the fulfillment of the conditions to the obligations of FARMERS as set forth in this Agreement.

                  (c) Approval of Merger and Delivery of Merger Agreement. The Merger Agreement and the transactions contemplated therein shall have been approved by the Board of Directors and sole shareholder of INTERIM BANK in accordance with its Charter, bylaws and the proper officers of INTERIM BANK shall have executed and delivered to FARMERS copies of the Merger Agreement and articles of merger, in form suitable for filing with the FDIC and the Commissioner, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

                  (d) No Litigation. No suit or other action shall have been instituted or threatened seeking to enjoin consummation of the transactions contemplated hereby or by the Merger Agreement.

                  (e) Opinion of Counsel. FARMERS shall have received the opinion of Howard & Howard Attorneys, P.C., counsel for ILLINI dated as of the Closing Date, in form satisfactory to FARMERS and its counsel to the effect that:

                           (i) ILLINI is a corporation in good standing under
the laws of the State of Illinois and ILLINI has full corporate power and authority to own its properties and to conduct its businesses.

                           (ii) The authorized capital stock of ILLINI consists
solely of 800,000 shares of Common Stock, $10.00 par value, of which 448,456 shares are issued and outstanding.

                                  Exhibit 1-26

The ILLINI Shares have been duly and validly authorized and issued, are fully paid and nonassessable. Except for rights of FARMERS under this Agreement, and except for the rights under the Rights Agreement and except for certain rights granted to Todd L. Barlow, there are no options, agreements, contracts, or other rights in existence to purchase or acquire from ILLINI any ILLINI Shares or any other equity security of ILLINI, whether now or hereafter authorized or issued.

                           (iii) The execution, delivery and performance of this
Agreement have been duly authorized by the Board of Directors of ILLINI and the execution, delivery and performance of the Merger Agreement have been duly authorized by the Board of Directors and sole shareholder of INTERIM BANK. This Agreement and the Merger Agreement constitute the valid and legally binding obligations of ILLINI and INTERIM BANK enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and to general principles of equity.

                           (iv) No facts have come to the attention of such
counsel that lead it to believe that the Proxy Materials, at the time of mailing to the shareholders of FARMERS or at the date of the stockholders meeting referred to in Section 4.3 hereof, contained any untrue statement of a material fact regarding ILLINI or omitted to state any material fact regarding ILLINI required to be stated therein or necessary to make the statements therein not misleading.

                           (v) The execution, delivery and performance of this
Agreement and the Merger Agreement do not violate any provisions of the Articles of Incorporation, charter or bylaws of ILLINI and INTERIM BANK or, to the knowledge of such counsel, of any contract or agreement by which ILLINI or INTERIM BANK is bound which would prohibit consummation of the transactions contemplated by this Agreement and the Merger Agreement in the manner herein and therein contemplated.

                           (vi) No consent, approval or authorization of or
designation, declaration or filing with any governmental agency or authority or other public persons or entities on the part of ILLINI, which has not been obtained or made, is required for the validity of the execution and delivery by ILLINI of this Agreement and the Merger Agreement or the consummation of the transactions contemplated hereby or thereby by ILLINI.

                           (vii) Except as disclosed in such opinion, there are
no claims, actions, suits, or proceedings pending or, to the knowledge of such counsel after reasonable investigation, threatened against ILLINI, at law or in equity, or before any Federal, state, municipal, or other governmental authority, or before any arbitrator or arbitration panel, whether by contract or otherwise, or any decrees, judgments, or orders of any kind in existence enjoining or restraining ILLINI or any of its directors, officers, or employees from taking action of any kind in connection with the business of ILLINI or which would be likely to have a material adverse effect on ILLINI.

                           (viii) Except as disclosed in such opinion, there are
no actions, suits, or proceedings, pending or, to the knowledge of such counsel after reasonable investigation, threatened against ILLINI to enjoin consummation of the Merger or to obtain other relief in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

                                  Exhibit 1-27

         In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of ILLINI or governmental officials as such counsel deems appropriate.

                  (f) No Adverse Changes. Between September 30, 1998 and the Closing Date, the business of ILLINI shall have been conducted in the ordinary course consistent with in all respects prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence that may reasonably be expected to result in a material adverse change in ILLINI'S business, properties, financial condition, loan portfolio, operations or prospects. ILLINI shall not have any contingent liabilities outside the ordinary course of business.

                  (g) Other Documents. FARMERS shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by ILLINI with the terms of this Agreement.

                  (h) Financial Requirement. As of the Closing Date, ILLINI'S stockholders' equity, determined in conformity with generally accepted accounting principles applied on a basis consistent with the preparation of the ILLINI Financial Statements, shall not be less than $15,106,132.

                                   ARTICLE VI
                               GENERAL PROVISIONS

         6.1 Survival of Representations. Notwithstanding any other provision in this Agreement, the agreements with respect to confidentiality contained in
Section 4.14, further assurances contained in Section 6.2, and payment of expenses contained in Section 6.3, shall survive the termination of this Agreement pursuant to Section 6.6 hereof.

         6.2 Further Assurances. Each of the parties hereto agrees that at any time and from time to time after the Closing it will cause to be executed and delivered to any other party such further instruments or documents as such other party may reasonably require to give effect to the transactions contemplated hereby.

         6.3 Expenses. Each of the parties to this Agreement shall bear their respective costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby; provided, however, that FARMERS' attorneys fees shall be paid by FARMERS immediately prior to the closing of this transaction and shall be payable out of earnings accrued after December 31, 1998. The FARMERS' attorneys fees payable are those attorneys fees incurred in connection with the negotiation and preparation of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby but only in the event that the transactions contemplated hereby and thereby are consummated.

         6.4 Post Merger Adjustment to ILLINI Common Stock. In the event that subsequent to the Effective Time, the Board of Directors of ILLINI determines that it is obligated under the Rights Agreement to issue shares of ILLINI Common Stock or other consideration to ILLINI stockholders with respect to event occurring prior to the Effective Time, and if the holders of

                                  Exhibit 1-28

ILLINI Common Stock issued pursuant hereto will not be entitled to receive such shares or other consideration issued pursuant thereto, ILLINI shall issue such number of additional shares of ILLINI Common Stock or other consideration to the holders of ILLINI Common Stock issued pursuant hereto so as to make such stockholders as whole as is reasonably practicable and as the Board of Directors of ILLINI shall in its sole discretion reasonably determine.

         6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors of the parties hereto; provided, however, that no party may assign this Agreement without the written consent of the other parties.

         6.6 Termination. This Agreement may be terminated: (i) at any time, whether before or after any stockholder action, by agreement of ILLINI and FARMERS; (ii) by either ILLINI or FARMERS if the Closing has not occurred by June 30, 2000; (iii) by FARMERS, either before or after approval of the Merger Agreement by its stockholders, if the conditions precedent to its obligations under this Agreement as specified in Article V have not been satisfied (or the satisfaction thereof will not occur) prior to the Effective Time, or if ILLINI has failed to perform the covenants and agreements contained herein which it is obligated to perform prior thereto; (iv) by ILLINI either before or after its approval of the Merger Agreement as INTERIM BANK's stockholder, if the conditions precedent to its obligations under this Agreement as specified in
Article V have not been satisfied (or the satisfaction thereof will not occur) prior to the Effective Time, or if FARMERS has failed to perform the covenants and agreements contained herein which it is obligated to perform prior thereto;
(v) by FARMERS pursuant to Section 1.1(f) hereto; (vi) by ILLINI if the results of the due diligence investigation contemplated by Section 5.1(j) are unsatisfactory to ILLINI in its sole discretion; or (vii) by ILLINI in the event the results of the environmental investigation contemplated by Sections 4.16 and 5.1(k) hereof shall be unsatisfactory to ILLINI in its sole discretion. In the event of termination of this Agreement as provided in the first sentence of this
Section 6.6 and except as provided in the following sentence of this Section 6.6, there shall be no liability hereunder on the part of FARMERS or ILLINI or their respective officers and directors and each party shall pay their own expenses incurred in connection herewith. Termination of this Agreement shall not relieve any party of responsibility or obligation, if any, for any breaches of this Agreement occurring prior to such termination. The termination of this Agreement shall cause the automatic termination of the Merger Agreement.

         6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally; (ii) on the second business day after being deposited in the United States mail registered or certified (return receipt requested) postage prepaid; (iii) on the first business day after being deposited with Federal Express or any other recognized national overnight courier service for overnight delivery; or (iv) on the business day on which it is sent and received by facsimile, in each case to the parties at the following address or facsimile number (or at such other address or facsimile number for a party as shall be specified by like notice):


                                  Exhibit 1-29

If to ILLINI addressed to:

             Illini Corporation
             120 South Chatham Road
             P.O. Box 13257
             Springfield, Illinois 62704
             Attention: Burnard K. McHone, President and Chief Executive Officer
             Facsimile: (217) 547-9659

with a copy to:

             Theodore L. Eissfeldt
             Howard & Howard Attorneys, P.C.
             The Creve Coeur Building
             321 Liberty Street, Suite 200
             Peoria, Illinois 61602-1403
             Facsimile: (309) 672-1568

If to FARMERS, addressed to:

             Farmers State Bank of Camp Point
             206 East Wood Street
             Camp Point, Illinois 62320-0049
             Attention: Ernest H. Huls, Chairman of the Board
             Facsimile: (217) 593-7341

with a copy to:

             Samuel J. Witsman, Esq.
             Hart, Southworth & Witsman
             One North Old State Capitol Plaza
             Suite 501
             Springfield, Illinois 62701-1323
             Facsimile: (217) 753-1056

         6.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois, without giving effect to the conflict of laws principles thereof.

         6.9 Counterparts. This Agreement may be executed in any number of counterparts, and each such executed counterpart will be an original instrument.

         6.10 Severability. In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion

                                  Exhibit 1-30
thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under the laws and public policies of the State whose laws are deemed to cover enforceability. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

         6.11 Headings. Descriptive headings appearing in this Agreement are for convenience only and will not be deemed to explain, limit or amplify any of the provisions hereof.

         6.12 Entire Agreement. This Agreement, with its exhibits and the schedules delivered pursuant to it, sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements and communications, whether oral or written. This Agreement may only be modified or amended by an agreement in writing by the parties hereto.

         6.13 Disclosure Schedules. This Agreement references various Disclosure Schedules as having been delivered by FARMERS on or before the date hereof. The parties hereto acknowledge that to the extent such Schedules have not been delivered on or before the date hereof, FARMERS shall be permitted to complete and deliver such Disclosure Schedules to ILLINI within ten (10) days of the execution and delivery of this Agreement.

         IN WITNESS WHEREOF, ILLINI and FARMERS have executed this Agreement as of the day and year hereinabove first written.

                                    ILLINI CORPORATION


                                    By:/s/ Burnard K. McHone
                                       ----------------------------------------
                                           Burnard K. McHone
                                    Its:   President and Chief Executive Officer

                                    FARMERS STATE BANK OF CAMP POINT


                                    By:/s/ Ernest H. Huls
                                       ----------------------------------------
                                           Ernest H. Huls
                                    Its:   Chairman of the Board

                                  Exhibit 1-31

                           AGREEMENT OF ERNEST H. HULS

         Ernest H. Huls ("HULS"), being the principal shareholder and the Chairman of the Board of Directors of FARMERS STATE BANK OF CAMP POINT ("FARMERS") does hereby join in the Agreement and Plan of Reorganization by and between ILLINI CORPORATION ("ILLINI") and FARMERS dated as of March 2, 1999 ("Reorganization Agreement") for the purposes set forth herein and in consideration of the benefits to be derived from affiliation by HULS, does hereby agree with each of the corporate parties as follows:

         1. HULS agrees to vote all shares of stock in FARMERS now or hereafter beneficially owned by him, in person or by proxy, at any meeting of stockholders of FARMERS or adjournments thereof, in favor of approval of the Reorganization Agreement and the Merger Agreement (as that term is defined in the Reorganization Agreement).

         2. HULS further agrees to enter into the Non-Compete and Standstill Agreement contemplated by Section 5.1(o) of the Reorganization Agreement.

         3. HULS further agrees to indemnify, defend, and hold harmless ILLINI, the RESULTING BANK (as that term is defined in the Reorganization Agreement) and the directors, officers, stockholders, employees and agents of each against any and all losses, costs, and expenses (including reasonable cost of investigation, court costs and legal fees) and other damages resulting from any breach by FARMERS of any of its covenants, obligations, representations or warranties contained in the Reorganization Agreement or any Schedules, certificate or document of FARMERS delivered pursuant to the Reorganization Agreement or any breach by the undersigned of any of his covenants or obligations contained herein.

         4. This Agreement shall be binding upon each of the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, HULS, ILLINI and FARMERS have each executed this Agreement as of the 2nd day of March, 1999.

                                    /s/ Ernest H. Huls
                                    -------------------------------------------
                                        ERNEST H. HULS

                                    ILLINI CORPORATION

                                    By:/s/ Burnard K. McHone
                                       ----------------------------------------
                                           Burnard K. McHone
                                    Its:   President and Chief Executive Officer

                                    FARMERS STATE BANK OF CAMP POINT

                                    By:/s/ Ernest H. Huls
                                       ----------------------------------------
                                           Ernest H. Huls
                                    Its:   Chairman of the Board


                                  Exhibit 1-32

                                                                       Exhibit A

                                MERGER AGREEMENT

                                     BETWEEN

            FARMERS INTERIM BANK AND FARMERS STATE BANK OF CAMP POINT

                              UNDER THE CHARTER OF

                              FARMERS INTERIM BANK

         This Merger Agreement (this "Agreement") is made and entered into this 3rd day of November, 1999, by and between FARMERS INTERIM BANK (hereinafter called "INTERIM BANK" or, where appropriate, the "RESULTING BANK") and FARMERS STATE BANK OF CAMP POINT (hereinafter called "FARMERS") (hereinafter Farmers and Interim Bank are sometimes referred to as the "Merging Banks").

                                    RECITALS

         A. INTERIM BANK is an Illinois banking corporation in formation with its main banking premises located at 206 East Wood Street, Camp Point, County of Adams, Illinois. The sole incorporator of INTERIM BANK is Illini Corporation (the "Incorporator").

         B. FARMERS is an Illinois banking corporation with its main banking premises located at 206 East Wood Street, Camp Point, County of Adams, Illinois. As of March 31, 1999, FARMERS had capital stock outstanding of $240,000, consisting of 2,400 shares of common stock with a par value of $100 per share, surplus of $1,760,000, and undivided profits and capital reserves of $2,363,000 and a Market Value Adjustment of Available for Sale Securities of $27,000.

         C. Attached hereto as Schedule I, and made a part hereof, is a list of the stockholders of FARMERS, as of the date of this Agreement.

         D. The RESULTING BANK will have capital stock outstanding of $240,000, consisting of 2,400 shares of issued and outstanding common stock, $100 par value per share, surplus of $1,760,000, and the undivided profits and reserves of the RESULTING BANK shall equal the sum of the capital accounts of FARMERS immediately prior to the Effective Time less the sum of the capital and surplus of the FARMERS as of the Effective Time (subject to adjustment, if necessary for compliance with the purchase method of accounting). Attached as Schedule II and made a part hereof is a detailed pro forma financial statement, based upon March 31, 1999, reports of condition and income of FARMERS, showing the assets and liabilities of the RESULTING BANK after the proposed merger.

         E. The board of director of FARMERS and the Incorporator deem it advisable to merge the Merging Banks under the charter of INTERIM BANK and the name of "Farmers State Bank of Camp Point," subject to the terms and conditions set forth in this Agreement and in accordance with applicable laws of the United States and the State of Illinois. A majority of the board of directors of FARMERS and the Incorporator have approved such merger (the "Merger") and authorized the execution of this Agreement.

         NOW THEREFORE, in consideration of the premises and of the agreements, covenants and conditions hereinafter contained, the Merging Banks agree as follows:

                                    ARTICLE I
                                   THE MERGER

         1.1 RESULTING BANK. Subject to the terms and conditions set forth herein, FARMERS shall be merged into, and under the charter of, INTERIM BANK pursuant to the provisions of, and with the effect provided in, the Illinois Banking Act, as amended, and INTERIM BANK shall be the bank resulting from such merger (the "RESULTING BANK"). The name of the RESULTING BANK shall be "Farmers State Bank of Camp Point," and the present main banking premises of each of INTERIM BANK and FARMERS at 206 East Wood Street, Camp Point, Illinois shall be the main banking premises of the RESULTING BANK.

         1.2 Effective Time. As soon as is reasonably practicable after the date hereof, this Agreement shall be submitted to the Illinois Commissioner of Banks and Real Estate (the "Commissioner") for approval pursuant to Section 22 of the Illinois Banking Act. This Agreement also shall be submitted to the Incorporator and to the stockholders of FARMERS for approval and adoption as provided for by
Section 23 of the Illinois Banking Act. Subject to and upon satisfaction of all requirements of law and other conditions specified in this Agreement, this Agreement, together with a certified copy of resolutions of the stockholders of FARMERS approving this Agreement and a certification of approval of the Incorporator, shall be filed with the Commissioner pursuant to and in the manner provided by the Illinois Banking Act as soon as reasonably practicable after the receipt of all required approvals and the expiration of any statutory waiting periods. The Merger shall become effective on the date on which the Commissioner issues a certificate of merger to the RESULTING BANK pursuant to Section 24 of the Illinois Banking Act (the "Effective Time").

         1.3 Charter. The charter of INTERIM BANK, as in effect as of the Effective Time, shall be the charter of the RESULTING BANK, except that it shall be deemed to be and hereby is amended so that, at the Effective Time, its name shall be "Farmers State Bank of Camp Point" and the amount of capital and the number of shares of capital stock shall be as provided in Section D of the Recitals to the Agreement.

         1.4 Bylaws. The bylaws of INTERIM BANK, as in effect as of the Effective Time, shall be the bylaws of the RESULTING BANK until the same shall be thereafter altered, amended or repealed in accordance with said bylaws, the charter of the RESULTING BANK, and applicable law.

         1.5 Directors and Officers. As of the Effective Time, the directors of the RESULTING BANK shall consist of the directors of FARMERS immediately before the Effective Time, except that there shall be two (2) persons designated by ILLINI to serve on the Board of Directors of the RESULTING BANK. As of the Effective Time, the officers of the RESULTING BANK shall consist of the officers of FARMERS immediately before the Effective Time.

         1.6 Regulatory and Stockholder Approvals. This Agreement is subject to the approval of the Commissioner, the Federal Deposit Insurance Corporation, the stockholders of FARMERS, and the Incorporator. The Merging Banks will pay the Commissioner's expenses of examination whether the Agreement is approved or disapproved.

                                   ARTICLE II
                                EFFECT OF MERGER

         2.1 Corporate Existence. As of the Effective Time, the corporate existences of each of the Merging Banks shall, with the full effect provided for in the Illinois Banking Act, be merged into and continued in the RESULTING BANK under the charter of INTERIM BANK. The RESULTING BANK shall be considered the same business and corporate entity as each of the Merging Banks, with all the property, rights, powers, duties and obligations of each of the Merging Banks except as affected by the laws of the State of Illinois and by the charter and bylaws of the RESULTING BANK. The separate existence of FARMERS shall cease except to the extent provided by applicable law.

         2.2 Rights and Liabilities of the RESULTING BANK. The RESULTING BANK shall be liable for all liabilities of each of the Merging Banks, and all rights, franchises and interests of each of the Merging Banks in and to every species of property, real, personal and mixed, and choses in action "hereunto belonging, shall be deemed to be transferred to and vested in the RESULTING BANK without any deed or other transfer, and the RESULTING BANK, without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises, and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar or transfer agent of stocks and bonds, guardian, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights of property, franchises and interests were held and enjoyed by each of the Merging Banks. Any reference to any of the Merging Banks in any writing, whether executed or taking effect before or after the Merger, shall be deemed a reference to the RESULTING BANK if not inconsistent with the other provisions of such writing.

         2.3 Books of the RESULTING BANK. The assets, liabilities, reserves and accounts of each of the Merging Banks shall be recorded on the books of the RESULTING BANK at the amounts at which each shall have been carried on the books of the Merging Banks at the Effective Time.

         2.4 Effectiveness of Prior Corporate Acts and Authorizations. All corporate acts, plans, policies, contracts, approvals and authorizations of each of the Merging Banks, their respective stockholders, boards of directors, committees elected or appointed by their boards of directors, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the RESULTING BANK and shall be as effective and binding thereon as the same were with respect to any of the Merging Banks. The employees of the Merging Banks shall become the employees of the RESULTING BANK and shall continue to be entitled to the same rights and benefits which they enjoyed as employees of the Merging Banks.

                                   ARTICLE III
                               TREATMENT OF STOCK

         3.1 Treatment of Shares of FARMERS. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of such shares of stock,each share of common stock, par value $100.00 per share of FARMERS ("FARMERS Shares") other than shares held by Ernest H. Huls (a "Non-Huls Share") issued and outstanding immediately prior to the Effective Time shall be converted, without any action by the holder thereof, into the right to receive $2,190.00 cash for each Non-Huls Share ($1,484,820.00 in the aggregate) and each share of FARMERS Stock held by Ernest H. Huls (a "Huls Share") issued and outstanding immediately prior to the Effective Time shall be converted, without any action by the holder thereof, into combination of 71.622 shares of ILLINI Common Stock par value $10.00 per share (123,333 shares in the aggregate) and $1,028.71 cash ($1,771,440.00 in the aggregate); provided, however, in the event that, after giving effect to any adjustment contemplated by Section 1.4 of the Agreement and Plan of Reorganization by and between ILLINI and FARMERS dated as of February ______, 1999, it would be impracticable (by reason of court order or otherwise) for ILLINI to issue in exchange for the Huls Shares the aggregate number of shares of ILLINI Common Stock contemplated hereby, then each Huls Share issued and outstanding immediately prior to the Effective Time shall be converted, without any action by the holder thereof, into the right to receive $3,208.35 cash ($5,524,778.00 in the aggregate) and no shares of ILLINI Common Stock shall be issued in exchange thereof.

         3.2 Manner of Exchange of FARMERS Shares.

                  (a) Upon proper presentation to the RESULTING BANK, or its designee, of certificates representing FARMERS Shares, the holder of such FARMERS Shares shall be issued cash or ILLINI Common Stock, as applicable, to which such holder is entitled pursuant to Section 3.1 hereof. Until so properly presented, each certificate representing FARMERS Shares shall be deemed, for all corporate purposes, to evidence only the right to receive cash or shares of ILLINI Common Stock, as applicable, that the holder thereof would be entitled to receive upon its surrender and the RESULTING BANK may withhold distribution of such cash or shares of ILLINI Common Stock until the certificates representing the FARMERS Shares shall be surrendered, at which time, the cash or shares of ILLINI Common Stock so withheld with respect to such FARMERS Shares shall be delivered. No interest shall be payable with respect to any cash received in exchange for the FARMERS Shares.

                  (b) ILLINI dividends otherwise payable subsequent to the Effective Time on any whole shares of ILLINI Common Stock for which a certificate or certificates for FARMERS Shares have not been surrendered for exchange pursuant to this Agreement shall be withheld until such outstanding certificate or certificates shall be surrendered for exchange. Upon such surrender, there shall be paid to the record holder of the new certificate or certificates of ILLINI Common Stock the amount of all dividends, without interest thereon, withheld with respect to such shares as above provided.

                  (c) If a certificate representing a FARMERS Share is lost, stolen or destroyed, the registered owner thereof shall be entitled to receive the applicable cash or the applicable number of whole shares of ILLINI Common Stock, if any, to which he or she would be otherwise entitled on surrender of such certificate of a FARMERS Share by notifying ILLINI in writing of such lost, stolen or destroyed certificate and giving ILLINI evidence of loss and a bond adequate in the opinion of ILLINI to indemnify it and the exchange agent against any claim that may be made against it on account of the alleged lost, stolen or destroyed certificate and the issuance of the applicable cash or number of whole shares of ILLINI Common Stock.

         3.3 Dissenters' Rights. Any stockholder of FARMERS who (i) files written objection to the Merger prior to or at the meeting of stockholders of FARMERS at which this Agreement is submitted to a vote, (ii) does not vote in favor of the Merger at such meeting, and (iii) makes written demand on the RESULTING BANK within twenty (20) days after receiving written notice of the Effective Time of the Merger, shall be entitled to receive from the RESULTING BANK the fair value of the shares held by such stockholder, subject to and in accordance with the provisions of the Illinois Banking Act, provided such stockholder shall have complied with all applicable provisions of law.

         3.4 Shares of RESULTING BANK. All of the shares of common stock of the RESULTING BANK shall be issued to Illini.

         3.5 Conditions Precedent. Effectuation of the Merger herein provided for is conditioned upon:

                  (a) approval of this Agreement by vote of the stockholders of FARMERS as required by law;

                  (b) approval of this Agreement by the Incorporator;

                  (c) approval of this Agreement and the Merger by the Federal Deposit Insurance Corporation and the Commissioner; and

                  (d) procurement of all other consents and approvals, and satisfaction of all other requirements prescribed by law, which are necessary for consummation of the Merger.


                                   ARTICLE IV
                               GENERAL PROVISIONS

         4.1 Post-Merger Agreements. Each of the Merging Banks hereby appoints the RESULTING BANK to be its true and lawful attorney for the purpose of taking, in its name, place and stead, any and all actions that the RESULTING BANK deems necessary or advisable to vest in the RESULTING BANK title to all property or rights of each of the Merging Banks or otherwise to effect the purposes of this Agreement, and each of the Merging Banks hereby grants to said attorney full power and authority to take all actions necessary to effect those purposes, including the power to execute, in its name, place and stead, such further assignments or assurances in law necessary or advisable to vest in the RESULTING BANK title to all property and rights of each of the Merging Banks.

         4.2 Termination. This Agreement shall automatically terminate upon the termination of that certain Agreement and Plan of Reorganization dated as of February ___, 1999, by and between ILLINI and FARMERS.

         4.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Merging Banks; provided, however that after this Agreement has been approved by the stockholders of the Merging Banks, no such amendment shall affect the rights of such stockholders in a manner which is materially adverse to the interests of such stockholders.

         4.4 Captions. The captions in this Agreement have been inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

         4.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of FARMERS and the Incorporator has caused this Agreement to be executed by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

Attest:                       FARMERS INTERIM BANK
                              by Illini Corporation, its Sole Incorporator

By:                           By:
   -----------------------       ----------------------------------------------
                                       Burnard K. McHone
                              Its:     President


Attest:                       FARMERS STATE BANK OF CAMP POINT


By:                           By:
   -----------------------       ----------------------------------------------
                                       Gregg Roegge
                              Its:     President

                                   SCHEDULE I

                STOCKHOLDERS OF FARMERS STATE BANK OF CAMP POINT


         STOCKHOLDERS                                           SHARES
         ------------                                           ------

                                   SCHEDULE II

                        PRO FORMA COMBINED BALANCE SHEET

This schedule is designed to reflect the pro forma combined balance sheet of the FARMERS INTERIM BANK and FARMERS State Bank of Camp Point after adjustments.

AS OF ________, 199__                   FARMERS    INTERIM BANK(1)    ADJUSTMENTS     PRO FORMA
(IN THOUSANDS)                                                                        RESULTING
                                                                                      BANK

ASSETS

Cash and due from banks                 $          $                  $               $
Investment securities
Federal funds sold Loans
Net of unearned discount
Less:
  Allowance for loan
  losses

Bank premises and equipment
Other assets
                                        _________  _________          __________      _________

TOTAL ASSETS                            $          $________          $_________      $________



LIABILITIES AND
CAPITAL ACCOUNTS

Non-interest bearing
deposits                                $          $                  $               $
Interest bearing deposits

TOTAL DEPOSITS                          $________  $________          $_________      $________

Other liabilities                       $          $                  $               $

TOTAL LIABILITIES                       $________  $________          $_________      $________

Capital accounts:

 Common stock                           $          $                  $               $

 Surplus

 Undivided profits                                 $________          $               $________

TOTAL CAPITAL                           $_____     $________          $               $________
ACCOUNTS

TOTAL LIABILITIES AND                   $          $                  $_____          $
CAPITAL ACCOUNTS

(1) Prior to the Effective Time of the Merger, Interim Bank will not have any assets or liabilities.